EXHIBIT 11

                                BOSTON BIOMEDICA, INC. AND SUBSIDIARIES

                              STATEMENT RE COMPUTATION OF INCOME PER SHARE

                                        WEIGHTED AVERAGE SHARES

                                             Quarter Ended June 30,    Six Months Ended June 30,
                                            -----------------------    -------------------------
                                              1997          1996          1997           1996
                                            ---------     ---------    ----------     ----------

Average common stock outstanding            4,395,918     2,636,309     4,388,045      2,625,241

Net effect of dilutive common stock
   equivalents-based on treasury stock
   method using average market price          455,705       623,044       443,702        623,044

Issuance of "cheap stock"                        -            4,358           -            4,358
                                            ---------     ---------     ---------      ---------
                                            4,851,623     3,263,711     4,831,747      3,252,643
                                            =========     =========     =========      =========


Net income                                   $175,690      $179,407      $323,448        $82,869
                                            =========     =========     =========      =========

Net income per share                             0.04          0.06          0.07           0.03
                                            =========     =========     =========      =========
